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                                                                      EXHIBIT 99
INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH  45201
                                             Employer Identification Number:
Date: Jun 09 1997                                39-0280325
                                             DLN:
FIRST FEDERAL SAVINGS BANK                       365157010
C/O SCOTT S WILLMAN                          Person to Contact:
C/O THE WYATT CO                                 CINDY PERRY
8400 NORMANDALE LAKE BLVD 15TH FL            Contact Telephone Number:
MINNEAPOLIS, MN  55437                           (513) 241-5199
                                             Plan Name:
                                              SAVINGS INVESTMENT PLAN

                                             Plan Number: 002


Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the plan adopted on July 30, 1992.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable Determination Letter".

     Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code section 401(a)(26).
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FIRST FEDERAL SAVINGS BANK



      The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

      We have sent a copy of this letter to your representative as indicated in the power of attorney.

      If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                           Sincerely yours,

                                           /s/ Bobby G. Scott

                                           District Director


Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans
Addendum
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FIRST FEDERAL SAVINGS BANK


This determination letter is in place of the letter that should have been issued on September 7, 1995.